Exhibit 10.4

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

2011 MANAGEMENT INCENTIVE PLAN

I.	General Purpose of Plan

The Varian Semiconductor Equipment Associates, Inc. 2011 Management Incentive Plan is designed to assist the Company and its Subsidiaries in attracting, retaining, and providing incentives to Eligible Employees and to align their interests with those of the Company’s stockholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals. The Plan is intended to permit the payment of Incentive Awards that qualify as performance-based compensation under Section 162(m) of the Code.

II.	Definitions

Terms not otherwise defined herein shall have the following meanings:

A. “Award Period” means the fiscal year of the Company, except to the extent the Board of Directors determines otherwise.

B. “Board” means the Board of Directors of the Company.

C. A “Change in Control” shall be deemed to have occurred if:

(i)	Any individual or group constituting a “person,” as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than (a) the Company or any of its subsidiaries, or (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(ii)	Continuing Directors cease to constitute at least a majority of the Board; or

(iii)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iv)	all or substantially all of the assets of the Company are sold, liquidated or distributed;

provided, however, that a “Change in Control” shall not be deemed to have occurred if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control hereunder, the disinterested Continuing Directors then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control with respect to an Eligible Employee hereunder if the Change in Control results from actions or events in which an Eligible Employee is a participant in a capacity other than solely as an officer, employee or director of the Company.

D. “Code” means the Internal Revenue Code of 1986, as amended.

E. “Committee” means the committee appointed by the Board to establish and administer the Plan as provided herein, which shall consist of two or more individuals, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code and regulations promulgated thereunder. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee if it meets the qualifications set forth in the preceding sentence.

F. “Company” means Varian Semiconductor Equipment Associates, Inc., a Delaware corporation, and its successors and assigns and any corporation which shall acquire substantially all of its assets.

G. “Covered Employee” means any Eligible Employee who is or may become a “covered employee” as defined in Section 162(m) of the Code.

H. “Eligible Employee” means an employee described in Section IV hereof.

I. “GAAP” means U.S. generally accepted accounting principles.

J. “Incentive Award” means an award payable to a Participant for an Award Period.

K. “Participant” means any Eligible Employee who has been selected to participate in the Plan for an Award Period.

L. “Performance Goals” means the goal(s) determined by the Committee, in its sole discretion, to be applicable to a Participant eligible for an Incentive Award during an Award Period, and which, for any Award Period, may be selected from (i) earnings or Net Income per share; (ii) Return on Equity in relation to a peer group (the “Peer Group”) of companies designated by the Committee; (iii) Return on Assets in relation to the Peer Group; or (iv) such other performance goals as may be established by the Committee which may be based on earnings, earnings growth, earnings before interest, taxes, depreciation and amortization (EBITDA), operating income, operating margins, revenues, expenses, stock price, market share, charge-offs, reductions in non-performing assets, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, net cash provided from continuing operations, stock price appreciation, Total Stockholder Return, cost control, strategic initiatives, market share, pre-tax or after-tax income, or any other objective goals established by the Committee based on one or more of the foregoing, which may be determined on a GAAP or non-GAAP basis, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee. Such Performance Goals may be applied by excluding the impact of charges for (i) asset impairments or write-downs, (ii) litigation judgments or claim settlements, (iii) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results, (iv) accruals for reorganization, restructurings and/or discontinued operations, (v) extraordinary items and other unusual or non-recurring items, (vi) fluctuations in foreign currency exchange rates, (vii) the operations of any business acquired by the Company, (viii) divestitures of one or more business operations or the assets thereof and (ix) any other adjustment based on one or more of the foregoing and consistent with the operation of the Plan.

M. “Plan” means the Varian Semiconductor Equipment Associates, Inc. 2011 Management Incentive Plan as set forth herein and as hereafter amended from time to time

N. “Net Income”means, as to any fiscal year, the income after taxes of the Company for that fiscal year.

O. “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) operating income before incentive compensation, divided by the Company’s (or business unit’s) average net assets.

P. “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholders’ equity.

Q. “Subsidiary” means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Company, either directly or through one or more other Subsidiaries.

R. “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

III.	Administration

The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, Incentive Awards are made, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of Incentive Awards will be subject, and when payments pursuant to Incentive Awards shall be made, which payments shall, without limitation, be made within 75 days after the end of an Award Period, or, if later, within 75 days after the date specified in the Incentive Award, in each case on which date the Eligible Employee must be employed in order to receive the payment in question. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. Subject to the requirements for qualifying compensation as performance-based compensation under Section 162(m) of the Code, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan.

IV.	Eligibility

Incentive Awards for any Award Period may be granted only to officers of the Company or a Subsidiary, selected by the Committee in its sole discretion.

V.	Incentive Share Awards; Terms of Awards; Payment

A. The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee may by resolution establish one or more Performance Goals applicable to such Incentive Awards and the other terms and conditions of the Incentive Awards. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion. Such Performance Goals shall be established within the first 90 days of the Award Period and before 25% of the Award Period has elapsed. Without intending to limit the generality of the preceding provisions or to limit the authority of the Committee, the Committee may make Incentive Awards that provide for payment in two or more installments with the payment of each installment being conditioned upon being employed on the payment date.

B. After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved, shall make a written certification (for example, in its meeting minutes) of the amount of the payment to be made for each Incentive Award, and shall authorize the Company to make Incentive Award payments to Participants in accordance with the terms of the Incentive Awards, subject to such written certification. In no event shall the amount paid to a Participant in accordance with the terms of an Incentive Award, by reason of Performance Goal achievement, exceed, for any Award Period, $3,000,000. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Company or a Subsidiary on the date that such Incentive Award payment is made or on the date upon which a Change in Control occurs.

C. The Committee may at any time, in its sole discretion, cancel an Incentive Award or eliminate or reduce the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant. The Committee may not increase the amount payable pursuant to an Incentive Award.

D. Incentive Award payments shall be subject to applicable federal, state, and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as are, from time-to-time, in effect.

E. The Committee shall have the power to impose such other restrictions on Incentive Awards as it may deem necessary or appropriate.

F. All obligations of the Company under the Plan, with respect to Incentive Awards granted hereunder, shall be binding on any successor to the Company; and in the event of a Change in Control, a pro rata portion of Incentive Awards shall be paid to Participants based on the attainment of the applicable Performance Goals for such Incentive Awards for the portion of the applicable Award Period that has elapsed prior to such Change in Control.

VI.	Transferability

Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

VII.	Termination or Amendment

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that except as provided in Section V(C), no amendment or termination of the Plan after the end of an Award Period may adversely affect the rights of Participants with respect to their Incentive Awards for that Award Period.

VIII.	Effective Date; Term of the Plan

The Plan shall be effective as of October 1, 2010, subject to Section IX(E), and shall remain in existence until it is terminated pursuant to Section VII. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

IX.	General Provisions

A. The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Company or any Subsidiary, except as expressly provided in the Plan.

B. The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Company, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Company or any Subsidiary.

C. Nothing contained in this Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

D. Incentive Awards under the Plan shall be subject to the Clawback Policy adopted by the Board on November [18], 2010, as it may be amended from time to time, to the extent the Participant is or was an executive officer of the Company and the other terms of the Clawback Policy are satisfied.

E. The Plan shall be governed, construed, and administered in accordance with the laws of the State of Delaware.

F. The effectiveness of the Plan is subject to the approval of the stockholders of the Company to the extent required by Section 162(m)(4)(c)(ii) of the Code. No payment shall be made hereunder before such approval has been obtained.

G. The Committee may make grants to participants who are not Covered Employees without satisfying the requirements of Section 162(m) of the Code.